Exhibit 99.1

Wynn Resorts, Limited Reports First Quarter Results

LAS VEGAS, April 29, 2010 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2010.

Net revenues for the first quarter of 2010 were $908.9 million, compared to $740.0 million in the first quarter of 2009. The revenue increase was driven by a 31.6% increase in revenues at Wynn Macau and a 9.3% revenue increase from our Las Vegas operations. Adjusted property EBITDA increased 52.6% to $241.9 million for the first quarter of 2010, compared to $158.5 million in the 2009 comparable period.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income attributable to Wynn Resorts for the first quarter of 2010 was $27.0 million, or $0.22 per diluted share, compared to a net loss attributable to Wynn Resorts of $33.8 million, or ($0.30) per diluted share in the first quarter of 2009. Adjusted net income attributable to Wynn Resorts in the first quarter of 2010 was $32.3 million, or $0.26 per diluted share (adjusted EPS)(2) compared to an adjusted net loss attributable to Wynn Resorts of $30.1 million, or ($0.27) per diluted share in the first quarter of 2009.

Wynn Resorts also announced today that its Board of Directors has approved a cash dividend for the quarter of $0.25 per common share.  This dividend will be payable on May 26, 2010 to stockholders of record on May 12, 2010.

Wynn Macau First Quarter Results

In the first quarter of 2010 net revenues were $590.6 million compared to $448.7 million in the first quarter of 2009. Wynn Macau generated adjusted property EBITDA of $181.6 million compared to $114.6 million in the first quarter of 2009.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $20.2 billion for the 2010 quarter, compared to $10.7 billion for the first quarter of 2009. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.7%, at the low end of the expected range of 2.7% to 3.0% and significantly below the 3.55% experienced in the first quarter of 2009. In November 2009 we added two new private gaming salons with 29 VIP tables which helped drive some of the growth in our VIP segment in the first quarter.

Table games drop in the mass market category was $528.2 million during the period, a 5.2% increase from $502.3 million in the first quarter of 2009.  Mass market table games win percentage (calculated before discounts) of 22.2% was above our expected range of 19% to 21% and in-line with the 22.1% generated in the 2009 quarter.

Slot machine handle decreased 4.1% to $920.2 million as compared to the prior year quarter. Win per unit per day was 2.6% higher at $451 compared to $440 in the first quarter 2009 as we reconfigured the slot floor and removed approximately 74 machines.

Wynn Macau achieved an Average Daily Rate (ADR) of $282 for the first quarter of 2010, compared to $268 in the 2009 quarter. The property’s occupancy was 90.7%, compared to 83.3% during the prior year period, generating revenue per available room (REVPAR) of $256 in the 2010 quarter, 14.8% above 2009 levels of $223.

Non-gaming revenues at Wynn Macau increased 45.7% during the quarter to $62.7 million, driven in large part by retail revenues which were up 91.3% to $30 million for the first quarter of 2010, due primarily to increased sales at several outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier, Jaeger Le Coultre and Kwiat products.

Encore at Wynn Macau

On April 21, 2010, we opened Encore at Wynn Macau, a further expansion of Wynn Macau. Encore adds a fully-integrated resort hotel with 410 luxury suites and four villas along with restaurants, additional retail space (including Chanel, Piaget and Cartier) and gaming space including approximately 37 VIP tables, 24 mass market tables and 69 slot machines.

Including Encore, we currently have 467 tables (246 VIP tables, 210 mass market tables and 11 poker tables) and 1,224 slot machines at Wynn Macau.

Total development and construction costs are expected to be approximately $575 million. As of March 31, 2010, we had incurred approximately $500 million of project costs related to the development and construction of Encore at Wynn Macau.

Wynn Las Vegas and Encore First Quarter Results

For the quarter ended March 31, 2010, our Las Vegas operations generated adjusted property EBITDA of $60.3 million (with an 18.9% EBITDA margin on net revenue), up significantly when compared to the $43.9 million generated in the first quarter of 2009.

Net casino revenues in the first quarter of 2010 were $139.5 million, up 18.8% from the first quarter of 2009. Table games drop was $556.9 million compared to drop of $520.0 million in the 2009 quarter and table games win percentage of 23.2% was within the property’s expected range of 21% to 24% and higher than the 17.7% reported in the 2009 quarter. Slot machine handle of $674.4 million was 26.6% below the comparable period of 2009 primarily due to the high volumes of slot play experienced when Encore opened last year and new supply added to the Las Vegas market in late 2009. Total slot win was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for the quarter were $225.2 million, a 1.4% decrease from the first quarter of 2009, driven primarily by lower hotel revenues which were partially offset by higher entertainment revenues.

Hotel revenues were down 8.8% to $77.6 million during the quarter, versus $85.1 million in the first quarter of 2009 as Average Daily Rate (ADR) decreased 8.6% to $203, compared to $222 in the 2009 quarter. Our occupancy was 89.4%, flat with the 89.5% generated in the prior year period, generating revenue per available room (REVPAR) of $181 in the 2010 period compared to $199 in the first quarter of 2009.

Food and beverage revenues decreased 1.0% to $95.9 million in the quarter and Retail revenues were $18.9 million in the quarter, 3.3% below last year’s levels. Entertainment revenues increased 42.2% to $18.2 million from the first quarter of 2009 primarily due to the Garth Brooks performances (started in December 2009), as well as increased revenue from our Le Rêve show.

During the fourth quarter, we started construction of the Encore Beach Club, which will replace Encore’s porte-cochere on Las Vegas Boulevard. The Beach Club will feature pools, food and beverage, and nightlife offerings. The total budget for the Encore Beach Club is approximately $68 million and we expect it to open on schedule, in the second quarter of 2010.

Other Factors Affecting Earnings

Interest expense, net of $5.4 million in capitalized interest, was $49.3 million for the first quarter of 2010. Depreciation and amortization expense was $104.6 million during the quarter compared to $101.5 million for the three months ended March 31, 2009.

Corporate expense and other was $17.9 million (including approximately $6.9 million of stock based compensation) in the first quarter 2010, a $4.5 million increase from last year’s quarter.

Balance Sheet and Capital Expenditures

Our total cash balances at March 31, 2010 were $1.8 billion. Total debt outstanding at the end of the quarter was $3.3 billion, including approximately $2.5 billion of Wynn Las Vegas debt and $768 million of Wynn Macau debt.

Capital expenditures during the first quarter of 2010, net of changes in construction payables and retention, totaled approximately $90 million primarily related to Encore at Wynn Macau and the Beach Club at Encore at Wynn Las Vegas.

During the quarter we reduced long-term borrowings by approximately $286.9 million, primarily associated with our Wynn Macau facilities.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, April 29, 2010 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts to adjusted net income (loss) attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss) attributable to Wynn Resorts.

(2) Adjusted net income (loss) attributable to Wynn Resorts is net income (loss) before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income (loss) attributable to Wynn Resorts and adjusted net income (loss) per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) attributable to Wynn Resorts and adjusted net income (loss) attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating revenues:
Casino	$691,588	$541,654
Rooms	92,907	98,406
Food and beverage	111,774	109,591
Entertainment, retail and other	82,847	63,132
Gross revenues	979,116	812,783
Less: promotional allowances	(70,198)	(72,828)
Net revenues	908,918	739,955

Operating costs and expenses:
Casino	448,191	374,017
Rooms	31,143	27,189
Food and beverage	61,836	60,820
Entertainment, retail and other	50,124	36,021
General and administrative	87,001	92,912
Provision for doubtful accounts	7,018	3,894
Pre-opening costs	2,311	-
Depreciation and amortization	104,565	101,468
Property charges and other	1,881	16,485
Total operating costs and expenses	794,070	712,806

Operating income	114,848	27,149

Other income (expense):
Interest income	288	314
Interest expense, net of capitalized interest	(49,261)	(57,032)
Increase (decrease) in swap fair value	(3,602)	1,095
Gain on extinguishment of debt	-	10,635
Equity in income (loss) from unconsolidated affiliates	391	(5)
Other	264	(76)
Other income (expense), net	(51,920)	(45,069)

Income (loss) before income taxes	62,928	(17,920)

Provision for income taxes	(5,069)	(15,894)

Net income (loss)	57,859	(33,814)

Less: Net income attributable to noncontrolling interests	(30,871)	-

Net income (loss) attributable to Wynn Resorts, Limited	$26,988	$(33,814)

Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.22	$(0.30)
Diluted	$0.22	$(0.30)
Weighted average common shares outstanding:
Basic	122,411	112,568
Diluted	122,982	112,568

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net income (loss) attributable to Wynn Resorts, Limited	$26,988	$(33,814)
Pre-opening costs	2,311	-
Gain on extinguishment of debt	-	(10,635)
(Increase) decrease in swap fair value	3,602	(1,095)
Property charges and other	1,881	16,485
Adjustment for taxes on above	(1,426)	(997)
Adjustment for noncontrolling interest	(1,031)	-
Adjusted net income (loss) attributable to Wynn Resorts, Limited(2)	$32,325	$(30,056)

Adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share...	$0.26	$(0.27)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended March 31, 2010
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(34,485)	$125,018	$24,315	$114,848

Pre-opening costs	379	1,932	-	2,311
Depreciation and amortization	78,926	24,871	768	104,565
Property charges and other	1,254	463	164	1,881
Management and royalty fees	4,774	23,269	(28,043)	-
Corporate expense and other	6,453	4,794	(275)	10,972
Stock-based compensation	2,948	1,243	2,736	6,927
Equity in income (loss) from unconsolidated affiliate	56	-	335	391

Adjusted Property EBITDA (1)	$60,305	$181,590	$-	$241,895

	Three Months Ended March 31, 2009
	Las Vegas	Macau	Corporate and Other	Total

Operating income (loss)	$(58,384)	$68,726	$16,807	$27,149

Pre-opening costs	-	-	-	-
Depreciation and amortization	77,444	23,371	653	101,468
Property charges and other	13,940	1,045	1,500	16,485
Management and royalty fees	4,354	17,566	(21,920)	-
Corporate expense and other	4,570	2,707	691	7,968
Stock-based compensation	2,178	1,228	2,023	5,429
Equity in income (loss) from unconsolidated affiliate	(251)	-	246	(5)

Adjusted Property EBITDA (1)	$43,851	$114,643	$-	$158,494

	Three Months Ended
	March 31,
	2010	2009
Adjusted Property EBITDA (1)	$241,895	$158,494

Pre-opening costs	(2,311)	-
Depreciation and amortization	(104,565)	(101,468)
Property charges and other	(1,881)	(16,485)
Corporate expenses and other	(10,972)	(7,968)
Stock-based compensation	(6,927)	(5,429)
Interest income	288	314
Interest expense, net of capitalized interest	(49,261)	(57,032)
Increase (decrease) in swap fair value	(3,602)	1,095
Gain on extinguishment of debt	-	10,635
Other	264	(76)
Provision for income taxes	(5,069)	(15,894)

Net income (loss)	57,859	(33,814)

Less: Net income attributable to noncontrolling interests	(30,871)	-

Net income (loss) attributable to Wynn Resorts, Limited	$26,988	$(33,814)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2010	March 31, 2009
Room Statistics for Las Vegas operations:
Occupancy %	89.4%	89.5%
Average Daily Rate (ADR)1	203	222
Revenue per available room (REVPAR)2	181	199

Other information for Las Vegas operations:
Table games win per unit per day3	$6,459	$4,404
Table Win %	23.2%	17.7%
Slot machine win per unit per day4	154	190
Average number of table games	222	232
Average number of slot machines	2,658	2,782

Room Statistics for Macau:
Occupancy %	90.7%	83.3%
Average Daily Rate (ADR)1	282	268
Revenue per available room (REVPAR)2	256	223

Other information for Macau:
Table games win per unit per day3	$18,767	$14,706
Slot machine win per unit per day4	451	440
Average number of table games	392	370
Average number of slot machines	1,175	1,249

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of progressive accruals.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com